Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER EPS OF $0.44, FULL YEAR EPS OF $1.85, AND PROVIDES 2017 OUTLOOK

•	Full Year 2016 Net Income of $80.5 million, EPS of $1.85, and EBITDA of $288.6 million
•	4Q16 results negatively impacted by surge in bunker fuel prices and timing of fuel surcharge collections
•	2017 Operating Income expected to be lower than 2016 due to increased competition in Guam

HONOLULU, Hawaii (February 21, 2017) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $19.4 million, or $0.44 per diluted share for the quarter ended December 31, 2016.  Net income for the quarter ended December 31, 2015 was $26.6 million, or $0.60 per diluted share.  Consolidated revenue for the fourth quarter 2016 was $519.3 million compared with $494.8 million reported for the fourth quarter 2015.

For the full year 2016, Matson reported net income of $80.5 million, or $1.85 per diluted share compared with $103.0 million, or $2.34 per diluted share in 2015.  Results for the year ended December 31, 2015 were negatively impacted by $29.6 million of additional selling, general and administrative expenses related the Company’s acquisition of Horizon Lines, Inc. (the “Horizon Acquisition”) and by $13.3 million for the Company’s settlement with the State of Hawaii to resolve all of the State’s claims arising from the discharge of molasses into Honolulu Harbor in September 2013 (the “Molasses Settlement”), which together reduced earnings per diluted share by $0.59.  Consolidated revenue for the full year 2016 was $1,941.6 million, compared with $1,884.9 million in 2015.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Matson’s core businesses performed largely as expected in the fourth quarter; however, the quarter was negatively impacted by the increase in bunker fuel prices from mid-November through December.  While our full year 2016 financial results failed to match the exceptional results achieved in 2015, when we benefitted from record rates in our expedited China service and volume gains in Hawaii as our primary competitor suffered operational difficulties, 2016 was a year in which we made critical investments for our future.  We finalized our Hawaii fleet renewal program by ordering two new Kanaloa Class vessels and we expanded our Logistics platform into Alaska with the acquisition of Span Alaska.  Both of these investments are expected to enhance our market leading positions and drive increased profitability and cash flow generation in the years ahead.”

Mr. Cox added, “For 2017, we expect to see modest improvement in each of our core businesses with the exception of Guam where we expect further competitive losses due to the launch of a competitor’s second ship.  As a result, we expect Matson’s 2017 operating income to be lower than it was in 2016.”

Fourth Quarter 2016 Discussion and 2017 Outlook

Ocean Transportation:

Following the lull in market volumes during the third quarter 2016, the Hawaii trade resumed modest westbound market growth in the fourth quarter 2016 but, as expected, the Company’s container volume was lower than the fourth quarter 2015, which benefitted from volume gains associated with a competitor’s service reconfiguration and related issues that continued into the first quarter of 2016.  The Company expects ongoing modest market growth in 2017 supported by the general Hawaii economy, the level of construction activity, and a stable market position.  As a result, for the full year 2017, the Company expects its Hawaii container volume to approximate the level achieved in 2016.

In China, the Company’s container volume in the fourth quarter 2016 was 27.3 percent higher year-over-year due to stronger demand for Matson’s expedited service following the bankruptcy of Hanjin and an additional sailing attributable to 2016 having a 53rd week.  The Company realized a sizeable rate premium in the fourth quarter 2016, but as expected, average freight rates were lower than the fourth quarter 2015.  In 2017, the Company expects continued strong demand for our highly differentiated expedited service and strong credit profile amid a chronically over-supplied international container shipping market.  Longer-term, the Company views the consolidation of international carriers and formation of new alliances as potential sources for market improvement.

In Guam, as expected, the Company’s container volume in the fourth quarter 2016 was modestly lower on a year-over-year basis, the result of competitive losses to a competitor’s U.S. flagged containership bi-weekly service that commenced in January 2016.  For the full year 2017, the Company expects a heightened competitive environment and lower volume due to the addition of a second vessel by that competitor which increased its service frequency to weekly in December 2016.

In Alaska, the Company’s container volume for the fourth quarter 2016 was modestly higher year-over-year, primarily the result of 2016 having a 53rd week, partially offset by the continued energy sector related economic contraction.  For the full year 2017, the Company expects modestly lower volume based on declining northbound freight due to ongoing contraction of Alaska’s energy-based economy, partially offset by improved southbound seafood volume.    In addition, with the installation of exhaust gas scrubbers on its three diesel vessels serving Alaska now complete, the Company does not expect to regularly deploy its less efficient steamship reserve vessel in 2017, resulting in lower expected vessel operating and dry-dock relief expenses.

As a result, the Company expects Ocean Transportation operating income in 2017 to be lower than the $141.3 million achieved in 2016.  In the first quarter 2017, the Company expects Ocean Transportation operating income expected to be less than half the $33.0 million achieved in the first quarter 2016 primarily due to the timing of fuel surcharge collections, higher vessel operating expenses related to the deployment of an additional vessel in Hawaii, and lower volume in Hawaii, Alaska and Guam.

Logistics: The fourth quarter 2016 was the first quarter in which the Company’s Logistics results included a full quarter of freight forwarding operating results from its acquired Span Alaska business, and the segment achieved operating income of $4.6 million and an operating income margin of 4.1 percent.  For the full year 2017, the Company expects Logistics operating income to be approximately $20 million, up significantly from the 2016 level of $11.9 million, primarily due to the inclusion of Span Alaska’s freight forwarding business for a full year.  In the first quarter 2017, the Company expects Logistics operating income to be approximately double the $1.6 million achieved in the first quarter 2016.

Depreciation, Amortization, and EBITDA: For the full year 2017, the Company expects depreciation and amortization expense to increase by approximately $15 million to $150 million, inclusive of dry-docking amortization of approximately $50 million, primarily due to the higher levels of maintenance capital and vessel dry-docking expenditures in 2016 and planned for 2017.  As a result, the Company expects full year 2017 EBITDA to approximate the $288.6 million achieved in 2016.

Interest Expense: The Company expects its interest expense in 2017 to be approximately $25 million.

Income Tax Expense: The Company’s effective tax rate for the fourth quarter and full year 2016 was 34.5 percent and 37.6 percent, respectively.  For the full year 2017, the Company expects its effective tax rate 2017 to be approximately 39 percent.

Capital Spending and Vessel Dry-docking: For the full year 2016, the Company made maintenance capital expenditure payments of $84.9 million, capitalized vessel construction expenditures of $94.5 million, and dry-docking payments of $59.2 million.  For the full year 2017, the Company expects to make maintenance capital expenditure payments of approximately $50 million, capitalized vessel construction expenditures of approximately $210 million, and dry-docking payments of approximately $60 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2016 compared with 2015

	Three Months Ended December 31,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue	$406.1	$401.0	1.3%
Operating costs and expenses	(374.4)	(357.4)	4.8%
Operating income	$31.7	$43.6	(27.3)%
Operating income margin	7.8%	10.9%

Volume (Forty-foot equivalent units (FEU) except for automobiles) (1) (2)
Hawaii containers	41,500	43,100	(3.7)%
Hawaii automobiles	19,000	18,500	2.7%
Alaska containers	15,900	15,400	3.2%
China containers	18,200	14,300	27.3%
Guam containers	6,500	6,800	(4.4)%
Micronesia/South Pacific containers	3,600	2,300	56.5%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	2016 volume includes the benefit of a 53rd week.

Ocean Transportation revenue increased $5.1 million, or 1.3 percent, during the fourth quarter 2016 compared with the fourth quarter 2015.  This increase was primarily due to higher container volume in China, Alaska and South Pacific, largely offset by lower fuel surcharge revenue, lower container volume in Hawaii and Guam, and lower freight rates in the Company’s China service.

On a year-over-year FEU basis, Hawaii container volume decreased by 3.7 percent primarily due to the absence of volume gains attributed to a competitor's service reconfiguration and vessel mechanical failure in the prior year; Alaska volume increased by 3.2 percent attributable to 2016 having a 53rd week, partially offset by the continued energy sector related economic contraction; China volume was 27.3 percent higher due to stronger demand for the Company’s expedited service following the bankruptcy of Hanjin and an additional sailing attributable to 2016 having a 53rd week; and Guam volume was 4.4 percent lower due to competitive losses.

Ocean Transportation operating income decreased $11.9 million, or 27.3 percent, during the fourth quarter 2016 compared with the fourth quarter 2015.  The decrease was primarily due to the unfavorable timing of fuel surcharge collections, higher vessel operating expense, higher vessel dry-docking amortization, lower container volume in Hawaii and Guam, and lower freight rates in China.  Partially offsetting these unfavorable year-over-year comparisons were higher container volume in China and Alaska and lower general and administrative expenses.

The Company’s SSAT terminal joint venture investment contributed $6.6 million during the fourth quarter 2016, compared to a $3.4 million contribution in the fourth quarter 2015.  The increase was primarily attributable to improved lift volume.

Ocean Transportation — Year ended December 31, 2016 compared with 2015

	Years Ended December 31,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue (1)	$1,541.1	$1,498.0	2.9%
Operating costs and expenses (1)	(1,399.8)	(1,310.2)	6.8%
Operating income (1)	$141.3	$187.8	(24.8)%
Operating income margin (1)	9.2%	12.5%

Volume (Forty-foot equivalent units (FEU) except for automobiles) (2) (3)
Hawaii containers	160,200	159,200	0.6%
Hawaii automobiles	75,200	70,000	7.4%
Alaska containers (1)	68,400	42,500	60.9%
China containers	61,600	62,700	(1.8)%
Guam containers	24,800	25,500	(2.7)%
Micronesia/South Pacific containers	10,500	8,600	22.1%

(1)	Alaska container volumes represent operations from May 29, 2015.
(2)

Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(3)	2016 volume includes the benefit of a 53rd week.

Ocean Transportation revenue increased $43.1 million, or 2.9 percent, during the year ended December 31, 2016 compared with the year ended December 31, 2015.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska service for the full year period, partially offset by lower freight rates in the Company’s China service and lower fuel surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume increased by 0.6 percent as modest market growth was offset by the absence of volume gains attributed to a competitor's service reconfiguration and vessel mechanical failure in the prior year; Alaska volume was higher due to the inclusion of a full year period in 2016; China volume declined by 1.8 percent; and Guam volume was 2.7 percent lower as competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016 were partially offset by modest market growth.

Ocean Transportation operating income decreased $46.5 million, or 24.8 percent, during the year ended December 31, 2016 compared with the year ended December 31, 2015.  The decrease was primarily due to lower freight rates in the Company’s China service, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade in the first half of 2016, unfavorable timing of fuel surcharge collections, higher terminal handling expenses, and higher vessel dry-docking amortization.  Partially offsetting these unfavorable items were the absence of general and administrative expenses related to the Horizon Acquisition and costs related to the Molasses Settlement, and container yield improvements in Hawaii.

The Company’s SSAT terminal joint venture investment contributed $15.8 million during the year ended December 31, 2016, compared to $16.5 million in the year ended December 31, 2015.  On a year-over-year basis, SSAT’s lift volume improved during 2016; however, the positive impact of lift volume was offset by the absence of the benefits related to the clearing of international cargo volume after the U.S. West Coast labor disruptions in the first half 2015 and by an increase in SSAT’s allowance for doubtful accounts receivable.

Logistics — Three months ended December 31, 2016 compared with 2015

	Three Months Ended December 31,
(dollars in millions)	2016	2015	Change
Logistics Revenue (1)	$113.2	$93.8	20.7%
Operating costs and expenses (1)	(108.6)	(91.5)	18.7%
Operating income (1)	$4.6	$2.3	100.0%
Operating income margin (1)	4.1%	2.5%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $19.4 million, or 20.7 percent, during the fourth quarter 2016 compared with the fourth quarter 2015.  This increase was primarily due to the inclusion of freight forwarding revenue from the acquired Span Alaska business and higher intermodal volume.

Logistics operating income increased $2.3 million during the fourth quarter 2016 compared with the fourth quarter 2015.  The increase was primarily due to the inclusion of freight forwarding operating results attributable to the acquired Span Alaska business.

Logistics — Year ended December 31, 2016 compared with 2015

	Years Ended December 31,
(dollars in millions)	2016	2015	Change
Logistics Revenue (1)	$400.5	$386.9	3.5%
Operating costs and expenses (1)	(388.6)	(378.4)	2.7%
Operating income (1)	$11.9	$8.5	40.0%
Operating income margin (1)	3.0%	2.2%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $13.6 million, or 3.5 percent, during the year ended December 31, 2016 compared to the year ended December 31, 2015.  This increase was primarily due to the inclusion of freight forwarding revenue from the acquired Span Alaska business, partially offset by lower fuel surcharge revenue.

Logistics operating income increased $3.4 million during the year ended December 31, 2016 compared to the year ended December 31, 2015.  The increase was primarily due to the inclusion of freight forwarding operating results attributable to the acquired Span Alaska business and higher intermodal volume, partially offset by lower intermodal yield.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $11.6 million to $13.9 million during the year ended December 31, 2016.  Matson generated net cash from operating activities of $157.8 million during the year ended December 31, 2016, compared to $245.3 million in the first year of 2015.  Capital expenditures for the full year 2016 totaled $179.4 million compared with $67.8 million in 2015.  Total debt increased by $309.0 million during the year to $738.9 million as of December 31, 2016, of which $707.1 million was long-term debt.  On December 21, 2016, Matson issued $75 million in privately placed 11-year final maturity senior unsecured notes (the “11-year Notes”) pursuant to a previously announced commitment letter.  The 11-year Notes have a weighted average life of approximately 8 years and bear interest at a rate of 3.37 percent, payable semi-annually.  On September 14, 2016, Matson issued $200 million in privately placed 15-year final maturity senior unsecured notes (the “15-year Notes”).  The Notes have a weighted average life of approximately 8.5 years and bear interest at a rate of 3.14 percent, payable semi-annually.  Proceeds from the 11-year Notes and the 15-year Notes were used to pay down the Company’s revolving credit facility and for general corporate purposes.

For twelve months ended December 31, 2016, Matson’s Net Income and EBITDA were $80.5 million and $288.6 million, respectively.  The ratio of Matson’s Net Debt to last twelve month EBITDA was 2.4 as of December 31, 2016.

Subsequent Events

On January 26, 2017, Matson’s Board of Directors’ declared a cash dividend of $0.19 per share payable on March 2, 2017 to all shareholders of record as of the close of business on February 9, 2017.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EST when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter and full year 2016 results.

Date of Conference Call:	Tuesday, February 21, 2017

Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company's website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through March 1, 2017 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 56336866.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load freight consolidation and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, profitability and cash flow expectations, fleet renewal progress, expenses, rate premiums and market conditions in the China service, trends in volumes, construction activity in Hawaii, economic conditions in Alaska, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock expenses; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per-share amounts)	2016	2015	2016	2015
Operating Revenue:
Ocean Transportation	$406.1	$401.0	$1,541.1	$1,498.0
Logistics	113.2	93.8	400.5	386.9
Total Operating Revenue	519.3	494.8	1,941.6	1,884.9

Costs and Expenses:
Operating costs	441.4	402.6	1,619.1	1,510.1
Equity in income of related party Terminal Joint Venture	(6.6)	(3.4)	(15.8)	(16.5)
Selling, general and administrative	48.2	49.7	185.1	195.0
Total Costs and Expenses	483.0	448.9	1,788.4	1,688.6

Operating Income	36.3	45.9	153.2	196.3
Interest expense	(6.7)	(4.9)	(24.1)	(18.5)
Income before Income Taxes	29.6	41.0	129.1	177.8
Income tax expense	(10.2)	(14.4)	(48.6)	(74.8)
Net Income	$19.4	$26.6	$80.5	$103.0

Basic Earnings Per-Share:	$0.45	$0.61	$1.87	$2.37
Diluted Earnings Per-Share:	$0.44	$0.60	$1.85	$2.34

Weighted Average Number of Shares Outstanding:
Basic	42.8	43.6	43.1	43.5
Diluted	43.3	44.1	43.5	44.0

Cash Dividends Per-Share	$0.19	$0.18	$0.74	$0.70

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$13.9	$25.5
Other current assets	260.3	252.4
Total current assets	274.2	277.9
Long-term Assets:
Investment in related party Terminal Joint Venture	82.4	66.4
Property and equipment, net	949.2	860.3
Goodwill	323.7	241.6
Intangible assets, net	236.6	139.1
Capital Construction Fund - cash on deposit	31.2	—
Other long-term assets	118.2	84.5
Total assets	$2,015.5	$1,669.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$31.8	$22.0
Other current liabilities	247.4	275.6
Total current liabilities	279.2	297.6
Long-term Liabilities:
Long-term debt	707.1	407.9
Deferred income taxes	348.8	310.5
Other long-term liabilities	208.9	203.2
Total long-term liabilities	1,264.8	921.6

Total shareholders’ equity	471.5	450.6
Total liabilities and shareholders’ equity	$2,015.5	$1,669.8

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Years Ended December 31,
	2016	2015
Cash Flows From Operating Activities:
Net income	$80.5	$103.0
Reconciling adjustments:
Depreciation and amortization	97.1	83.4
Deferred income taxes	39.7	50.7
Share-based compensation expense	11.2	12.2
Equity in income of related party Terminal Joint Venture	(15.8)	(16.5)
Distribution from Terminal Joint Venture	—	14.0
Other	1.4	4.9
Changes in assets and liabilities:
Accounts receivable	14.4	13.5
Deferred dry-docking payments	(59.2)	(25.7)
Deferred dry-docking amortization	38.9	23.1
Prepaid expenses and other assets	(13.6)	(13.2)
Accounts payable, accruals and other liabilities	0.5	(9.4)
Other long-term liabilities	(37.3)	5.3
Net cash provided by operating activities	157.8	245.3

Cash Flows From Investing Activities:
Capital expenditures	(84.9)	(46.5)
Capitalized vessel construction expenditures	(94.5)	(21.3)
Proceeds from disposal of property and equipment	2.5	5.5
Cash deposits into Capital Construction Fund	(123.4)	(77.9)
Withdrawals from Capital Construction Fund	92.2	105.4
Payments for membership interests in Span Alaska, net of cash acquired	(112.6)	—
Payments for Horizon’s common stock, net of cash acquired, and other acquisitions	—	(29.0)
Net cash used in investing activities	(320.7)	(63.8)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	275.0	75.0
Repayments of debt and capital leases	(22.2)	(22.0)
Proceeds from revolving credit facility	1,103.0	588.0
Repayments of revolving credit facility	(1,048.0)	(588.0)
Dividends paid	(32.2)	(30.8)
Matson shares repurchased	(38.0)	(4.9)
Payments of Span Alaska debt	(81.9)	—
Payments of Horizon debt and redemption of warrants, net	—	(466.0)
Other	(4.4)	(0.7)
Net cash provided by (used in) financing activities	151.3	(449.4)

Net Decrease in Cash and Cash Equivalents	(11.6)	(267.9)
Cash and cash equivalents, beginning of the period	25.5	293.4
Cash and cash equivalents, end of the period	$13.9	$25.5

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$19.8	$17.7
Income tax paid	$15.6	$40.0

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$4.1	$13.5
Capital lease obligations	$—	$1.8

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2016
Total Debt:	$738.9
Less: Cash and cash equivalents	(13.9)
Capital Construction Fund - cash on deposit	(31.2)
Net Debt	$693.8

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2016	2015	Change
Net Income	$19.4	$26.6	$(7.2)
Add: Income tax expense	10.2	14.4	(4.2)
Add: Interest expense	6.7	4.9	1.8
Add: Depreciation and amortization	25.2	24.2	1.0
Add: Dry-dock amortization	11.1	6.3	4.8
EBITDA (1)	$72.6	$76.4	$(3.8)

	Years Ended
	December 31,
(In millions)	2016	2015	Change
Net Income	$80.5	$103.0	$(22.5)
Add: Income tax expense	48.6	74.8	(26.2)
Add: Interest expense	24.1	18.5	5.6
Add: Depreciation and amortization	96.5	82.7	13.8
Add: Dry-dock amortization	38.9	23.1	15.8
EBITDA (1)	$288.6	$302.1	$(13.5)

(1)

EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.

MATSON, INC. AND SUBSIDIARIES

Diluted Earnings per Share Impact of Acquisition Related SG&A and Molasses Settlement

(Unaudited)

Year Ended
December 31,
(in millions, except per share amounts)	2015
Acquisition related SG&A in excess of run-rate target	$29.6
Molasses settlement	13.3
Less: Income tax expense effect	(17.0)
After-tax Impact	$25.9
Weighted Average Number of Shares - Diluted	44.0
Diluted Earnings per share Impact	$0.59